Master Treasury Trust
File Number: 811-21298
CIK Number: 1186244
For the Period Ending: 03/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2004.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/21/2003	$13,039	US Treasury Bills	1.245%	05/22/2003
06/04/2003	47,000	US Treasury Bills	1.225	06/26/2003
10/02/2003	77,000	US Treasury Bill	.880	10/09/2003
12/10/2003	23,242	US Treasury Bill	.985	12/11/2003